Exhibit 99.1

Vuzix Provides Business Update and Reports Second Quarter 2016 Financial Results

ROCHESTER, N.Y., August 15, 2016 - Vuzix® Corporation (NASDAQ: VUZI), a leading supplier of Smart Glasses, Augmented Reality (AR) and Virtual Reality (VR) technologies and products for the consumer and enterprise markets, today reported second quarter 2016 financial results for the period ended June 30, 2016.

Vuzix reported $560,877 in revenues for the three months ended June 30, 2016, a 31% increase from $427,812 for the same period in 2015. The net loss for the three months ended June 30, 2016, after provision for accrued preferred stock dividends, was ($4,503,205) or ($0.28) per share versus a net loss of ($2,778,872) or ($0.17) per share for the same period in 2015.

The following table compares the Company’s condensed statement of operations data for the three months ended June 30, 2016 and 2015.

	For Three Months
	Ended June 30,
	2016	2015

Sales of Products	$421,377	$427,812
Sales of Engineering Services	139,500	—

Total Sales	560,877	427,812

Total Cost of Sales	686,931	392,548

Gross Profit (Loss)	(126,054)	35,264
Operating Expenses:
Research and Development	1,669,043	732,491
Selling and Marketing	651,547	345,262
General and Administrative	1,199,427	1,023,244
Depreciation and Amortization	183,686	78,548

Loss from Operations	(3,829,757)	(2,144,281)

Total Other Income (Expense)	(273,733)	(258,046)

Loss Before Income Taxes	(4,103,490)	(2,402,327)
Provision (Benefit) for Income Taxes	—	—

Net Loss	(4,103,490)	(2,402,327)
Preferred Stock Dividends	(399,715)	(376,545)

Loss Attributable to Common Stockholders	$(4,503,205)	$(2,778,872)

Loss per Share	$(0.28)	$(0.17)

Second Quarter 2016 Operational Financial Commentary:

•	Total revenues for the quarter ended June 30, 2016 rose by 31% over the same period in 2015, primarily driven by increased sales of engineering services, waveguide products and iWear Video Headphones.
•	Total gross profit for the second quarter ending June 30, 2016 was a negative $126,054 or -22% versus a gross profit of $35,264 or 8% for the prior 2015 comparative period. The overall decrease was primarily the result of a $42,808 increase in direct manufacturing overheads, a temporary $107,349 increase in air freight costs solely due to the cost of transporting the new iWear product, which is bulkier and heavier than prior products, and to a smaller extent the lower gross margins on iWear. The Company is moving to sea transport later this summer to reduce iWear shipping costs. As stated on prior calls, because of our relatively fixed amounts for overheads, software amortization and minimum royalties costs, we must increase our sales for our overall gross margins to be positive.

•	Total research and development costs expensed for the quarter ending June 30, 2016 increased by 128% or $936,552 over the 2015 period, primarily the result of spending on new product development for the M300 Smart Glasses. Further increased spending went to expanded waveguide research and development and personnel additions.

•	Selling and marketing costs for the quarter ending June 30, 2016 increased by 89% or $306,285 over the same period in 2015 due to higher personnel, trade show, website and PR costs.

•	General and administrative expenses for the quarter ending June 30, 2016 increased by 15% or $150,340 over the 2015 period, primarily due to higher professional fees, compensation costs, rent costs, and increased investor relations activities.

Second Quarter 2016 and Recent Corporate Highlights:

•	Introduced the VIP (Vuzix Industrial Partner) program to provide advance access to the next generation M300 to select VIP companies that were the most successful with the M100, and announced several of the first VIPs.
•	Commenced delivery of the first engineering samples of the next generation M300 Smart Glasses to VIP developers and customers.
•	Partnered with CyberTimez to improve the lives of people in the low vision and blind community through Vuzix Smart Glasses and CyberTimez applications.
•	Partnered with Sensory, a Silicon Valley-based company focused on improving the user experience and security of consumer electronics through state-of-the-art embedded voice and vision technologies, to deliver voice recognition on Vuzix M300 Smart Glasses to enhance efficiencies in the workplace.
•	Announced a partnership with the IDRA (International Drone Racing Association) and sponsorship, with Amimon, of a drone racing team in this rapidly growing competitive sport.
•	Signed collaboration agreement with a global consumer electronics and mobile firm to develop and ultimately supply Vuzix see-through optics technologies
•	Closed on the sale of 1,150,000 shares of common stock at an offering price of $5.75 per share, including the full exercise of the over-allotment option granted to the underwriter to purchase an additional 150,000 shares, through Oppenheimer & Co. Inc. for total net proceeds of approximately $5,996,000 after underwriting discounts and commissions and estimated offering expenses.

2016 Outlook

The Company’s new M300 Smart Glasses, after receiving positive feedback based on the first engineering production units shipped to VIP developers, is now moving to the final round of design verification preproduction units. By early October, we should commence volume manufacturing and commercial shipments to our customers. Additionally, we should complete the iWear’s transition from final manufacturing being performed in Rochester NY to receiving the revised iWear Video Headphones with improved optics and other refinements directly from our contractor manufacturer in China this September, expected in time for the busy fall selling season.

Vuzix’ M3000 Smart Glasses based on our waveguides has been released into the final production engineering and tooling phase. And the Company’s first waveguide based B3000 fashion glasses product series are well into the design phase with initial release of the electronics and industrial designs, and are on track to be released in 2017.

"With the $5,996,000 we raised in our recent equity offering, we are well positioned to support the launch of our soon to be released M300 Smart Glasses, expand our waveguide volume production capabilities and refine the planned 2017 launches of our M3000 and B3000 binocular waveguide products,” said Paul Travers, President and Chief Executive Officer of Vuzix. “With our VIP partners integrating their state of the art software into the M300, we believe are on the path to take smart glasses to the next level of productive deployment in enterprise.”

Conference call information:

Date: Monday, August 15, 2016

Time: 8:30 AM Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers, and Chief Financial Officer Grant Russell, who will discuss operational and financial highlights for the quarter ended June 30, 2016.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days starting on August 15, 2016 at approximately 10:00 AM (ET). To access the replay, please dial 877-660-6853 in the U.S. or Canada and 201-612-7415 for international callers. The conference ID# is 13643219.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses, Augmented Reality (AR) and Virtual Reality (VR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 43 patents and 23 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2016 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, future operating results, and the Company's leadership in the Video Eyewear, VR and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor and Media Relations Contact:

Andrew Haag

Managing Partner

IRTH Communications

vuzi@irthcommunications.com

1-866-976-4784

Vuzix Corporation

25 Hendrix Road, Suite A

West Henrietta, NY 14586 USA

Investor Information – Grant Russell

IR@Vuzix.com

Tel: (585) 359-7562

www.vuzix.com